ChoiceTrade

ChoiceTrade is a cutting-edge online broker-dealer technology firm.


CHOICETRADE
RIGHT CHOICE FOR ONLINE TRADING

Invest $99.00 minimum investment

Invest

Invest in ChoiceTrade's equity crowdfunding offering and receive your entire investment back in commission credits!*

Press Mentions

- Trophy Investing - Could The "Ameritrade" of Crypto potentially be ChoiceTrade? →

Introducing ChoiceTrade

ChoiceTrade is a high-technology, online discount broker, ranked 4 stars by Barron's six times. The company seeks to democratize investing by providing a low cost trading platform, with excellent service and execution. When choosing an online broker, price is the deciding factor for most customers; according to a recent survey, people switch trading platforms due to cost almost 40% of the time. Thus, ChoiceTrade's ability to provide the lowest price point is a significant competitive advantage.


Cost Drives Customer Switching
Why Investors Switch Brokers
Cost
39%
Convenience
16%
Bad Experience
15%
Execution
9%
Other
21%
Source: Investor's Business Daily

Advantages to Customer

Cost

The customer receives quality execution at a significantly discounted price. For example, ChoiceTrade offers zero commission on U.S. exchange-traded equities and ETF's, while competitors charge $4.95 or more. Furthermore, to trade options, the company offers up to 1,000 contracts for a flat fee of only $10. This would cost $706, on average, if traded through competing platforms**, resulting in a savings of $696. For frequent options traders, the savings really begin to add up.

Significant Savings on Options Trades

Cost to Trade 1000 Contracts


$10 flat fee
$706 avg. fee
ChoiceTrade
Competitors

Minimum Account Size

ChoiceTrade requires only $100 to open an account, vs. $500 to $10,000 at competing firms.

Small Minimum Account Size!


$100
$500-$10K
ChoiceTrade
Competitors

Speed and Ease of Onboarding Experience

It is quick and easy to set up an account at ChoiceTrade. The process is completely paperless, and it takes only 10 minutes to complete the application.

Paperless Account Setup



Our systems automatically perform all compliance checks, and new customers can potentially trade the same day; this could take days or even a week at other firms.

Ability to Trade Cryptocurrency

ChoiceTrade expects to enter into an arrangement with a cryptocurrency exchange, and post completion of our current technology upgrade, customers will have the ability to trade crypto on our platform. Bitcoin and other cryptocurrencies have become extremely popular with investors in recent years, yet no fully integrated online brokers offer the ability to trade them; up until now, customers have had to go directly to specialized crypto exchanges. The ability to integrate cryptocurrency trading with our other offerings should provide a significant competitive advantage vs. peers. Additionally, ChoiceTrade intends to be a pioneer for trading crypto securities. As more and more companies move toward tokenizing their stock and issuing shares on a blockchain, ChoiceTrade will facilitate trading through its proprietary web interface allowing customers to seamlessly trade new and old world securities alike, effortlessly and cost effectively.

Ability to Trade Cryptocurrency



Business Model

ChoiceTrade earns fees and commissions on trades as well as net interest income on customer balances. The company benefits when the Fed raises interest rates, since this increases interest earned.

Market Opportunity

The market opportunity for online brokers is quite large. There are approximately $38 trillion in investable assets in the U.S., which have been growing at a compound annual rate of 5%, over the last 10 years.


Large Pool of Investable Assets
$4.5 Trillion of Self-Directed Investments in the U.S.
Source: KBW

Roughly $4.5 trillion of those assets are self-directed investments. In addition, according to Goldman Sachs, there are 2.2 million active traders in the U.S. and 1.4 million in Europe.


Substantial Population of Active Traders
Active Traders (in Millions)
2.2
1.4
U.S.
Europe
Source: Goldman Sachs

Success so Far

ChoiceTrade is a well-established brokerage company with over 3,000 accounts. The company has operated successfully for 17 years and has experienced significant growth in options trading over the last year.

Team

Neville Golvala CEO

Neville Golvala has worked in senior executive positions in the securities industry for over two decades. He has been the Chief Executive Officer of ChoiceTrade, Inc. since the inception of the Company, in May 2008. Mr. Golvala has a B.A. and an M.B.A. and holds the Series 4, 6, 7, 24, 27, 55, 63 and 65 securities licenses with FINRA.

Ronald Buckner CFO

Ron Buckner has been the Chief Financial Officer and Executive Vice President of ChoiceTrade, Inc. since the inception of the Company, in May 2008. Mr. Buckner has a B.S. degree, is a certified public accountant, and holds the Series 4, 7, 24, 27, 62 and 63 securities licenses with FINRA.

Become a Part of ChoiceTrade Holdings

The company plans to use the proceeds of this offering for technology development, marketing and business development, and working capital. Regarding our planned technology expansion, we will complete and integrate our cryptocurrency trading platform, introduce a robo analyst, a mobile app for handheld devices, and plan to introduce a robo advisor, which will help customers select baskets or portfolios of stocks, and enhance our virtual demo account experience.

This is an offering of Common Stock, under registration exemption 4(a)(6), in ChoiceTrade Holdings, Inc.. This offering must raise at least $10,000 by July 31, 2018 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. ChoiceTrade Holdings may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$173,981 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

18,810,100 shares × $1.50 per share
= $28,215,150 implied valuation

Pitch Deck

CHOICETRADE

Crypto's Infrastructure Provider

In the mid 1800s the US' "Wild West" began



Pioneers from states (depicted in pink) headed west to settle the rest of U.S.

After LAW and ORDER arrived the West was settled



By 1884, the "Wild West" period ended



Hyper growth created Crypto's "Wild West"



Crypto's hyper growth has resulted in its having its own version of the US's wild west...

Crypto currencies' "Wild West" began in 2009


BITCOIN

Between 2016 and 2017 crypto currencies spiked from $18 Billion to $600 Billion


Zoom 1d 7d 1m 3m 1y YTD ALL
Market Cap
24h Vol
Jan '17
Feb '17
Mar '17
Apr '17
May '17
Jun '17
Jul '17
Aug '17
Sep '17
Oct '17
Nov '17
Dec '17
Jan '18

2017 ended with 1,325 crypto currencies

Figure 1.3. Number of cryptocurrencies and digital assets



2017 ended with 194 crypto currency exchanges

Rank	Exchange Name
1	Bitfinex
2	Binance
3	coinone
4	Coinbase GDAX
5	Bitstamp
6	HitBTC
7	Quoine
8	Bithumb
9	BTC-e / WEX
10	bitFlyer

Most if not all of these unregistered exchanges have traded tokens illegally because they did not comply with federal securities laws when offering these securities for trading.

2017 ended with Coinbase (largest US "exchange") predicting 187 million users by 2020


Coinbase Users [Millions]

Now Coinbase is at risk to be shuttered by the SEC;
It has more accounts than Charles Schwab


Coinbase users vs active Schwab brokerage accounts (in millions)
Schwab
Coinbase
12
10
8
6
4
2
0
Oct-16
Nov-16
Dec-16
Jan-17
Feb-17
Mar-17
Apr-17
May-17
Jun-17
Jul-17
Aug-17
Sep-17
Oct-17

Unbridled growth led to FRAUD


CRYPTOCURRENCY
SCAM?

Regulations | Top stories

Vietnam strengthens its cryptocurrency ban after a local company allegedly defrauded investors over $650 million.

April 13, 2018

China is moving to eliminate all cryptocurrency trading with a ban on foreign exchanges

Feb. 5, 2018, 8:03 PM

FACEBOOK | LINKEDIN | TWITTER | EMAIL | COPY LINK


bitcoin
ethereum
bitcoin

Forbes — Consumer & Lifestyle | Billionaires | Leadership | Money | Industry

Japan Shuts Down Two Cryptocurrency Exchanges But It May Be Good News For The Industry

Jake Adelstein Contributor

Crypto's 2009-2018 "Wild West" ends

CNBC — HOME U.S. | NEWS | MARKETS | INVESTING | TECH | MAKE IT | VIDEO | SHOW

MARKETS

PRE-MKT | US | EU | ASIA

SEC charges former bitcoin exchange and its founder with fraud

Kate Rooney | @Kr00ney
Published 4:25 PM ET Wed, 21 Feb 2018

World Governments Target Summer 2018 To Regulate Cryptocurrencies

Guest | May 9, 2018 | Sponsored


G20
ARGENTINA 2018

Exchange bans and closings are drying up liquidity and depressing prices of crypto currencies



Crypto community now at “momentum interruptus”

Exchange bans cause interruption in crypto currencies adoption cycle


"The Chasm"
3%
14%
33%
33%
17%
Innovators
Early Adopters
Early Majority
Late Majority
Laggards

These bans have created a chasm for the crypto currencies adoption cycle that all new products must go through to gain mass market acceptance.

CHOICETRADE

SEC regulated online broker

Positioned to become the front runner
in the regulated trading of crypto currencies

- Operating since 2000
- Earned Barron’s prestigious 4 stars 6 times
- Clients in the US and over 100 other countries
- Proprietary software and systems

INFRASTRUCTURE now evolving to improve liquidity and reduce fraud

Similar to existing regulated stock markets

ChoiceTrade is a front runner in the world of regulated crypto currencies because

- **ChoiceTrade already has the software and systems that form the core of this infrastructure**
- **Our trusted systems have been built over the course of a decade, and are not easily replicated**

INVESTMENT	CHOICETRADE	E*TRADE	TD AMERITRADE	INTERACTIVE BROKERS
STOCKS	YES	YES	YES	YES
OPTONS	YES	YES	YES	YES
ROBOTRADING	YES	NO	NO	NO
STARTUPS - PRIVATE EQUITY	YES*	NO	NO	NO
CRYPTO CURRENCIES	YES*	NO	NO	NO
MICRO INVESTING APP	YES*	NO	NO	NO

* Post funding

We believe that our ability to include
Crypto Currencies and **Startups** entries
in client statements will allow us to attract online brokers’ existing clients


CHOICETRADE

(787) 680-0085
CHOICETRADE
www.choicetrade.com
service@choicetrade.com

Statement Reporting Period:
04/01/18 - 04/30/18

Statment for Account # 000-01
JOHN DOE
2000 SAMPLE RD
CITY, ST 23005

Investment	Current Value	Cost Basis	Gain/Loss	% Change	Portfolio Allocation %
Cash	$4,500	$4,500	NA	NA	4.5%
Stocks	$31,800	$30,000	$1,800	6%	31.8%
Bonds	$37,000	$35,000	$2,000	6%	37%
Startups - Private Equity	$11,500	$7,500	$4,000	53%	11.5%
Crypto Currencies	$9,600	$6,000	$3,600	60%	9.6%
Options	$1,000	$2,500	($1,500)	-60%	1%
Mutual Funds	$4,600	$4,500	$100	2%	4.6%
Total	$100,000	$90,000	$10,000	11%	100%

Portfolio Allocation

Pro-forma Portfolio Allocation


Options
1%
Mutual Funds
4.6%
Cash
4.5%
Crypto Currencies
9.6%
Stocks
31.8%
Startups -
Private Equity
11.5%
Bonds
37%

ChoiceTrade added to Trophy Investing's Portfolio @

$1.50 per share on May 17, 2018

"Online crypto currency infrastructure first mover"

CHOICETRADE

CHOICETRADE

ChoiceTrade plans to take advantage of the opportunity that Law and Order brings to the Crypto space.

Additionally, as more and more companies move toward tokenizing their stock, ChoiceTrade intends to allow its customers to seamlessly trade new and old-world securities alike, effortlessly and cost effectively.

We believe ChoiceTrade's experience, coupled with its technology, provides the infrastructure to be a first mover.

CHOICETRADE

Music: https://www.bensound.com

Download Pitch Deck

Financials

We plan to use the offering proceeds for (i) technology development, (ii) marketing and business development and (iii) working capital.

As a perk to investors, the Company plans to provide the investor with a credit equal to the dollar amount invested, which can be applied to future commissions (until December 31, 2019) due to the Company's broker dealer subsidiary relating to trading in an investor's account maintained at the Company's subsidiary. Such credits shall only be applied against base stock and option commissions and the base option contract fee of 15 cents. Surcharges and other fees shall not be eligible for credit.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

ChoiceTrade Holdings' SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on February 28, 2018
- Form C/A on February 28, 2018
- Form C/A on March 5, 2018
- Form C/A on March 27, 2018
- Form C/A on May 22, 2018

**If an investor has an account or opens a new account with ChoiceTrade, the Company will provide the investor with a commission credit of up to the dollar amount of their investment in the crowdfunding offering, which can be applied to future commissions (for trades completed by December 31, 2019) payable to the Company's broker dealer subsidiary relating to trading in an investor's account maintained at the Company's subsidiary. Such credits shall only be applied against base stock and option commissions and the base option contract fee of 15 cents. Surcharges and other fees shall not be eligible for credit.*

***Options are risky and not suitable for all investors. Please read the OCC's risk disclosure before investing in options. This disclosure may be obtained at www.choicetrade.com; scroll to the bottom and click on Margin and Option Disclosures, then Characteristics & Risks of Standardized Options.*

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.